SCHEDULE 14A
                               (RULE 14A-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
     (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-12

                          WM. WRIGLEY JR. COMPANY
                          -----------------------
              (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction: $65,951,764.00

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:







                          Wm. WRIGLEY Jr. Company

Wrigley Building   o   410 North Michigan Avenue    o   Chicago, Illinois 60611

                          NOTICE OF ANNUAL MEETING

To the Stockholders:

         The Annual Meeting of Stockholders of the Wm. Wrigley Jr. Company, a Delaware corporation, will be held at the University of Chicago Gleacher Center, 450 North Cityfront Plaza Drive, Sixth Floor, Chicago, Illinois, on Tuesday, March 5, 2002, at 9:00 a.m., Central Standard Time, for the following purposes:

         1. To elect the full Board of nine directors;

         To amend the Company's Certificate of Incorporation to:

            2. Adopt a Classified Board of Directors;

            3. Amend requirement that stockholder action be taken at a meeting;

            4. Limit the size of the Board of Directors;

            5. Amend the sunset provision for Class B Common Stock;

            6. Amend the automatic Class B Common Stock conversion provision;

         7.To amend the Company's 1997 Management Incentive Plan;

         8. To ratify the appointment of independent auditors for the year ending December 31, 2002;

         9. To consider and act upon a stockholder proposal as set forth in the attached Proxy Statement; and

         10. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         Stockholders of record at the close of business on Tuesday, January 15, 2002 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

         Your copy of the 2001 Annual Report of the Wm. Wrigley Jr. Company is enclosed.

         You can help your Company prepare for the Annual Meeting by voting your proxy as soon as possible. You may vote your proxy by marking, signing and dating the accompanying proxy card and returning it as soon as possible. For your convenience, a return envelope is enclosed with postage paid. Or, you can vote electronically over the telephone or the Internet as described on the accompanying proxy card.

             By Authorization of the Board of Directors,

                 HOWARD MALOVANY, Vice President, Secretary and General Counsel

Chicago, February 5, 2002



YOUR VOTE IS IMPORTANT. WHETHER YOU OWN ONE SHARE OR MANY, YOUR PROMPT COOPERATION IN VOTING YOUR PROXY IS GREATLY APPRECIATED.





                                             Proxy Statement for the

                                      Annual Meeting of Stockholders of the

                                             WM. WRIGLEY JR. COMPANY

                                       To Be Held on Tuesday, March 5, 2002


                                                TABLE OF CONTENTS

                                                                                                                Page
General......................................................................................................
Proposal 1--Election of Directors............................................................................
   Security Ownership of Directors and Executive Officers....................................................
   Security Ownership of Certain Beneficial Owners...........................................................
   Meetings and Committees of the Board......................................................................
   Compensation of Directors.................................................................................
Amend Certificate of Incorporation to:
   Proposal 2 - Adopt a Classified Board of Directors
   Proposal 3 - Limit the size of the Board of Directors
   Proposal 4 - Amend requirement that stockholder action be taken at a meeting
   Proposal 5 - Amend sunset provision for Class B Common Stock
   Proposal 6 - Amend the Class B Common Stock automatic conversion provision
Proposal 7 - Amend the Company's 1997 Management Incentive Plan
Proposal 8 - The Ratification of the Appointment of Ernst & Young LLP as Independent Auditors................
Proposal 9 - To Consider and act upon a Stockholder Proposal.................................................
Executive Compensation.......................................................................................
   Compensation Committee Report on Executive Compensation...................................................
   Five-year Total Stockholder Return........................................................................
   Summary Compensation Table................................................................................
   Wrigley Stock Option Program..............................................................................
   Long-term Stock Grant Program.............................................................................
   Pension Plan..............................................................................................
Audit Committee Disclosure...................................................................................
Compliance with Section 16(a) of the Exchange Act............................................................
Stockholder Proposals for the 2003 Annual Meeting of Stockholders............................................
Other Business...............................................................................................











                              PROXY STATEMENT

                                  FOR THE

                       ANNUAL MEETING OF STOCKHOLDERS

              TO BE HELD AT 9:00 A.M., TUESDAY, MARCH 5, 2002

                                  GENERAL

         SOLICITATION OF PROXIES. The accompanying proxy is solicited by and on behalf of the Board of Directors (the "Board") of the Wm. Wrigley Jr. Company (the "Company") in connection with the Annual Meeting of Stockholders (the "Annual Meeting") to be held at 9:00 a.m. on Tuesday, March 5, 2002, and at any adjournments thereof. The principal executive offices of the Company are located in the Wrigley Building at 410 North Michigan Avenue, Chicago, Illinois 60611. This proxy statement, the enclosed proxy card and a copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2001 are being mailed on or about February 5, 2002 to stockholders of record as of January 15, 2002.

         COSTS OF SOLICITATION. The costs of soliciting proxies will be borne by the Company. In addition to the use of the mails, certain directors, officers or employees of the Company may solicit proxies by telephone, telegram, facsimile, cable or personal contact. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Company's Common and Class B Common Stock. The Company will compensate Innisfree M&A, Inc. approximately $xx,000 to assist with the solicitation.

         OUTSTANDING VOTING SHARES. Stockholders of record at the close of business on Tuesday, January 15, 2002 will be entitled to notice of and to vote at the Annual Meeting. As of January 15, 2002, there were XXX,XXX,XXX shares of Common Stock and XXX,XXX,XXX shares of Class B Common Stock outstanding and entitled to notice and to vote. Each share of Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes on each matter presented to the stockholders.

         VOTE REQUIRED FOR APPROVAL. Shares of both classes of Common Stock will vote together as a single class with respect to Proposals 1, 2, 3, 4, 5, 6, 7, 8 and 9. Under the Company's Bylaws, Proposals 1, 2, 3, 4, 5, 6, 7, 8 and 9 each require the affirmative vote of a majority of the votes entitled to be cast by holders of shares represented at the Annual Meeting in person or by proxy. With respect to Proposal 1 votes may be cast by a stockholder in favor of the nominees or withheld. With respect to Proposals 2, 3, 4, 5, 6, 7, 8 and 9 votes may be cast by a stockholder in favor of or against the Proposals or a stockholder may elect to abstain. Since votes withheld and abstentions will be counted for quorum purposes and are deemed to be present for purposes of the respective proposals, they will have the same effect as a vote against each matter. Broker nonvotes, if any, while counted for general quorum purposes, are not deemed to be present with respect to any matter for which a broker does not have authority to vote.

         VOTING YOUR PROXY. Proxies in the accompanying form, properly executed and received by the Company prior to the Annual Meeting and not revoked, will be voted as directed. In the absence of direction from the stockholder, properly executed proxies received prior to the Annual Meeting will be voted FOR Proposals 1, 2, 3, 4, 5, 6, 7, and 8, and voted AGAINST Proposal 9. You may revoke your proxy by giving written notice of revocation to the Secretary of the Company at any time before it is voted, by submitting a later-dated proxy or by attending the Annual Meeting and voting your shares in person. Stockholders are urged to sign and date the enclosed proxy card and return it as promptly as possible in the envelope enclosed for that purpose. Stockholders of record can also give proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone or Internet voting procedures are included with the enclosed proxy card. The use of Internet voting and the Company's voting procedures comply with applicable state law.



                                 PROPOSAL 1
                           ELECTION OF DIRECTORS

         The annual election of the Board will take place at the Annual Meeting. At its meeting held on August 15 2001, the Board increased the size of the Board from eight to nine. Mr. Howard Bernick was elected to fill the vacancy created by the increase. At its meeting held on January 23, 2002, the Board approved the recommendation of the Nominating Committee that nine directors be elected for the ensuing year at the March 5, 2002 Annual Meeting.

         If Proposal 2 is approved by stockholders, and if each of the nine nominees is elected, the Board of Directors will be divided into three classes, with Class I Directors to serve on the Board until the annual meeting in 2003; Class II Directors to serve on the Board until the annul meeting in 2004; and the Class III Directors to serve on the Board until the annul meeting in 2005.

         If Proposal 2 is approved, Ms. Rich and Messrs. Bard and Bernick would be elected Class I Directors; Messrs. Knowlton, Sample, and Shumate would be elected Class II Directors; and Mrs. Pritzker and Messrs. Smucker and Wrigley, Jr. would be elected Class III Directors. If Proposal 2 is not approved by stockholders, each of the nine nominees, if elected, will serve on the Board until the next annual meeting or until their successors shall be duly elected and qualified in accordance with the Bylaws. All nominees are presently members of the Board. If any of the nine nominees should become unable to accept election, the persons named in the proxy as members of the proxy committee may vote for such other person or persons as may be designated by the Board or the proxy committee. Management has no reason to believe that any of the nominees named below will be unable to serve.

         Approval of the nominees for election to the Board will require the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the Annual Meeting in person or by proxy, voting together as a single class.

John F. Bard
                          Mr. Bard, 60, a Director of the Company since 1999, was Senior Vice President from 1991 until 1999 and Executive Vice President from 1999 until 2000, when he retired from the Company.

Howard B. Bernick
                          Mr. Bernick, 49, a Director of the Company since August 2001, has, since 1989, been President and Chief Executive Office of Alberto - Culver Company a global manufacturer and marketer of beauty and hair care products. Mr. Bernick is a member of the Audit and Compensation Committees.

Thomas A. Knowlton
                          Mr. Knowlton, 55, a Director of the Company since 1996, has, since 2000, been Dean of the Faculty of Business at Ryerson Polytechnic University, Toronto, Canada. He was Executive Vice President of the Kellogg Company from 1992 until 1998 and was President-Kellogg North America from 1994 until 1998. Mr. Knowlton is Chairman of the Compensation Committee.

Penny Pritzker
                          Ms. Pritzker, 42, a Director of the Company since 1994, has been Chairman of Classic Residence by Hyatt, an affiliate of Hyatt Corporation, since 1987 and President of Pritzker Realty Group L.P., which acts as an investment advisor in the acquisition and development of real estate. Ms. Pritzker is also a private investor. Ms. Pritzker is Chairman of the Nominating Committee.

Melinda R. Rich
                          Ms. Rich, 44, a Director of the Company since 1999, has been President of Rich Entertainment Group since 1994, an Executive Vice President of Innovation since 1997, and, since 1998, a Director of Rich Products Corporation. Rich Products Corporation, Buffalo, New York, is a multinational, privately-held, family-owned manufacturer and distributor of nondairy and frozen food products. Ms. Rich is also a Director of M&T Bank Corporation, Buffalo, New York. Ms. Rich is a member of the Audit and Nominating Committees.

Steven B. Sample
                          Dr. Sample, 61, a Director of the Company since 1997, has been President of the University of Southern California since 1991. Dr. Sample is a Director of Unova, Inc., AMCAP Fund Inc., American Mutual Fund, Inc. and Advanced Bionics Corporation. Dr. Sample is a member of the Compensation and Nominating Committees.

Alex Shumate
                          Mr. Shumate, 51, a Director of the Company since 1998, has been a partner of the law firm Squire, Sanders & Dempsey, L.L.P., resident in Columbus, Ohio, since 1988, and its Managing Partner since 1991. Mr. Shumate is also a Director of The Limited, Inc. Mr. Shumate is a member of the Audit and Compensation Committees.

Richard K. Smucker
                          Mr. Smucker, 53, a Director of the Company since 1988, has been Co-Chairman since 2001 and President and a Director of The J.M. Smucker Company, a manufacturer of food spreads and food spread-related items, since 1987 and 1975, respectively. Mr. Smucker is also a Director of The Sherwin-Williams Company and International Multifoods, Inc. Mr. Smucker is Chairman of the Audit Committee.

William Wrigley, Jr.
                          Mr. Wrigley, Jr., 38 a Director of the Company since 1988, has been President and Chief Executive Officer since 1999, was Vice President of the Company from 1991 to 1999 and was Assistant to the President from 1985 to 1992. Mr. Wrigley, Jr. is also a Director of The J.M. Smucker Company.




                  YOUR BOARD RECOMMENDS THAT STOCKHOLDERS
                          VOTE FOR ALL DIRECTORS.





           Security Ownership of Directors and Executive Officers

         The following table sets forth the beneficial ownership of Company Common Stock and Class B Common Stock as of January 15, 2002, for each director and nominee, the Chief Executive Officer, the next four most highly compensated executive officers, and for all directors and executive officers as a group.

                                                                                    Options Currently
                                                                                      Exercisable              Class B
          Name                           Common Stock(1)     Common Stock Units(2)   or within 60 days       Common Stock(*)
          ----                           ---------------     ---------------------   -----------------       ---------------
John F. Bard                                   Xxxx                  Xxxx                      0                     0
Howard B. Bernick                              Xxxx                  Xxxx                      0                     0
Thomas A. Knowlton                             Xxxx                  Xxxx                      0                     0
Penny Pritzker                                 Xxxx                  Xxxx                      0                     0
Melinda R. Rich                                Xxxx                  Xxxx                      0                     0
Steven B. Sample                               Xxxx                  Xxxx                      0                     0
Alex Shumate                                   Xxxx                  Xxxx                      0                     0
Richard K. Smucker                             Xxxx                  Xxxx                      0                     0
William Wrigley, Jr.                           Xxxx(3)               Xxxx                   Xxxx                   Xxxx(4)
Peter R. Hempstead                             Xxxx                  Xxxx                   Xxxx                     0
Ronald V. Waters                               Xxxx                  Xxxx                   Xxxx                     0
Gary E. McCullough                             Xxxx                  Xxxx                   Xxxx                     0
Darrell Splithoff                             xxxxx                 xxxxx                   Xxxx                     0
--------------------------
All directors and executive             ---------------       ---------------         ---------------         ---------------
officers as a group (32)                            (4)
--------------------------              ===============       ===============         ===============         ===============




(1) Includes restricted shares held by directors and executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole or shared voting and/or investment power. Unless otherwise noted, each individual or member of the group has sole voting and investment power with respect to the shares shown. No director or executive officer, except Mr. William Wrigley, Jr., owns more than one tenth of one percent of the total outstanding shares of either class of Common Stock. Mr. William Wrigley, Jr., beneficially owns xx.xx% of the shares of Common Stock outstanding and xx.xx% of the shares of Class B Common Stock outstanding.

(2) Includes the non-voting share units credited to the account of the named individual or members of the group, as applicable, under the Director's Deferred Compensation Plan and the Stock Deferral Plan for Non-Employee Directors, a complete description of which is set forth under the heading "Compensation of Directors" in this proxy statement or pursuant to deferred compensation elections under the Company's other compensation plans.

(3) Includes xx,xxx,xxx shares of Common Stock and xx,xxx,xxx shares of Class B Common Stock held by a corporation and various trusts for the benefit of Mr. Wrigley, Jr. and members of his family. Mr. Wrigley, Jr. has sole voting and investment power over the shares listed with the exception of xxx,xxx shares of Common Stock and xxx,xxx shares of Class B Common Stock as to which Mr. Wrigley, Jr. has shared investment power and as to a portion of which he has no voting power. In a complaint filed on January 8, 2001 against Mr. Wrigley, Jr. and the other defendants named therein, the plaintiff alleges that Mr. Wrigley, Jr. does not have any voting or investment power (whether sole or shared) over an aggregate of x,xxx,xxx shares included in the table above. These shares are comprised of x,xxx,xxx shares of Common Stock and x,xxx,xxx shares of Class B Common Stock, as to which Mr. Wrigley, Jr. believes he is vested with sole voting and investment power. Mr. Wrigley, Jr. has informed the Company that he believes the allegations in the complaint are erroneous and that he therefore will defend the action. Of the total shares shown for Mr. Wrigley, Jr., he disclaims any beneficial interest in xx,xxx,xxx shares of Common Stock and x,xxx,xxx shares of Class B Common Stock.

(4) Includes xxx,xxx shares of Common Stock and xxx,xxx shares of Class B Common Stock over which members as a group share voting or investment power.

* Shares of Class B Common Stock are at all times convertible into shares of Common Stock on a share-for-share basis. Assuming an individual, or the group, converts the shares of Class B Common Stock held by such individual or group into shares of Common Stock, the percentage of Common Stock owned beneficially by Mr. William Wrigley, Jr. would be xx.xx% and xx.xx% for all directors and executive officers as a group. No other individual named or member of the group would own beneficially more than 0.10% of the Common Stock as the result of such conversion.






              Security Ownership of Certain Beneficial Owners

         As of January 15, 2002, the Company's records and other information made available by outside sources indicated that the following stockholders were beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock or Class B Common Stock.


                                                              Amount and Nature of Beneficial Ownership
                                                                                                  Class B
                                                    Common Stock                               Common Stock
Name                                       Shares          Percent of Class           Shares           Percent of Class
----                                       ------          ----------------           ------           ----------------

Edna Jean Offield (1)
   410 North Michigan Avenue
   Chicago, Illinois 60611                x,xxx,xxx                x.xx                 x,xxx,xxx            xx.xx

William Wrigley, Jr.(2)
   410 North Michigan Avenue
   Chicago, Illinois 60611               xx,xxx,xxx               xx.xx                xx,xxx,xxx            xx.xx


         Due to their substantial stock holdings, the Offield family and Mr. Wrigley Jr., may each be deemed a "control person" of the Company under applicable regulations of the Securities and Exchange Commission. James and Paxson Offield are the sons of Edna Jean Offield.

(1) Of the shares listed, Edna Jean Offield has sole voting and investment power over xxx,xxx shares of Common Stock; James S. Offield has sole voting and investment power over x,xxx shares of Common Stock and xx,xxx shares of Class B Common Stock; and Paxson
         H. Offield has sole voting and investment power over xx,xxx shares of Common Stock and xx,xxx shares of Class B Common Stock. Also, of the shares listed, Edna Jean Offield, James S. Offield and Paxson H. Offield share voting and investment power over x,xxx,xxx shares of Common Stock held in various family trusts and by a charitable foundation and x,xxx,xxx shares of Class B Common Stock held in various family trusts; Edna Jean Offield and James S. Offield share voting and investment power over xx,xxx shares of Common Stock held in various family trusts and xxx,xxx shares of Class B Common Stock held in various family trusts; Edna Jean Offield shares with other parties voting and investment power over xxx,xxx shares of Common Stock and xxx,xxx shares of Class B Common Stock held in various family trusts; and Paxson H. Offield shares with other parties voting and investment power over xxx,xxx shares of Common Stock and xxx,xxx shares of Class B Common Stock held in various family trusts. Of their total shareholdings, Edna Jean Offield disclaims beneficial ownership of x,xxx,xxx shares of Common Stock held in the trusts and by the foundation and x,xxx,xxx shares of Class B Common Stock held in the trusts; James
         S. Offield disclaims beneficial ownership of x,xxx,xxx shares of Common Stock held in various family trusts and by the foundation and x,xxx,xxx shares of Class B Common Stock held in various family trusts; and Paxson H. Offield disclaims beneficial ownership of x,xxx,xxx shares of Common Stock held in various family trusts and by the foundation and x,xxx,xxx shares of Class B Common Stock held in various family trusts.

(2)      See footnotes (1) and (4) on page 7.

* Shares and percent of class indicated for Common Stock do not reflect the shares of Common Stock that could be acquired upon the conversion of the shares of Class B Common Stock into shares of Common Stock on a share-for-share basis. In such event, the percentage of Common Stock beneficially owned would be x.xx% for the Offield Family and xx.xx% for Mr. William Wrigley, Jr.

         In addition to the shareholders set forth on the previous page, Putnam Fiduciary Trust Company holds x,xxx,xxx shares (x.xx%) of Common Stock and xxx,xxx shares (x.xx%) of Class B Common Stock as Trustee (the "Trustee") under the Wrigley Savings Plan (formerly the Special Investment and Savings Plan for Wrigley Employees, the "WSP"). In accordance with the terms of the WSP, the Trustee must vote the shares as directed by proxies submitted by participants.

                    Meetings and Committees of the Board

          The Board has three standing Committees: Audit, Compensation and Nominating.

                 Audit Committee. This Committee has four nonemployee independent directors and met three times in 2001. It annually recommends to the Board the appointment of independent auditors and reviews with the auditors the plan and scope of the audit and audit fees; reviews the guidelines established for the dissemination of financial information; meets periodically with the independent and internal auditors, the Board and management to monitor the adequacy of reporting, internal controls and compliance with Company policies, reviews consolidated financial statements; and performs any other functions or duties deemed appropriate by the Board.

                 Compensation Committee. This Committee has four nonemployee independent directors and met four times in 2001. It annually sets the base salary, incentive compensation and any other compensation of the Chairman of the Board, if any, and of the President and Chief Executive Officer; sets and administers the terms and policies of the Company's 1997 Management Incentive Plan (and underlying programs); determines annually whether or not an Executive Incentive Compensation Program should be established for the succeeding year; and performs any other functions or duties deemed appropriate by the Board.

                 Nominating Committee. This Committee has three nonemployee independent directors and met two times in 2001. It considers and proposes director nominees for election at the Annual Meeting; selects candidates to fill Board vacancies as they may occur; makes recommendations to the Board regarding Board committee memberships; and performs any other functions or duties deemed appropriate by the Board.

                 The Nominating Committee will accept for consideration stockholders' nominations for directors if made in writing. The nominee's written consent to the nomination and sufficient background information on the candidate must be included to enable the Committee to make proper judgments as to his or her qualifications. Nominations must be addressed to the Secretary of Company at the Company's headquarters and must be received no later than October 9, 2001 in order to be considered for the next annual election of directors.

          During 2001 there were six meetings of the Board. All directors attended at least 75% of the meetings of the Board and of the committees of which they were members.




                         Compensation of Directors

         For 2001, nonemployee directors received an annual cash retainer of $40,000. Each Board committee chair receives an additional annual retainer of $5,000. There are no additional fees for attending Board and Board committee meetings or serving on a Committee of the Board. Directors who are employees of the Company receive no compensation for services as Directors.

         A Deferred Compensation Plan for Nonemployee Directors has been in effect since 1983. Under the plan, participants may defer up to 100% of their total retainer fees. Such deferred amounts are generally distributed at the earlier of age 70 or retirement in a lump sum or in equal annual installments over a period not to exceed fifteen years, or in a combination thereof at the Director's election. Deferred amounts may be invested, through a grantor trust, in the form of share units (each share unit is equivalent to a share of the Company's Common Stock) or money credits deposited in one or more funds offered by the plan trustee.

         The Stock Deferral Plan for Nonemployee Directors has been in effect since 1988. This plan is designed not only to provide a deferred benefit for nonemployee directors, but also to increase the Directors beneficial ownership in the Company and more closely tie their interest in the long-term growth and profitability of the Company with that of the stockholders. Following the conclusion of each business year there is credited to the deferred stock accounts of each nonemployee director a number of share units with a value equivalent to the stated value of the annual Board retainer in effect on the last business day of such year. Dividend equivalents, equal in value to dividends paid on the Company's Common Stock, are also credited on the share units accumulated in the plan, and converted into additional units. Participants receive upon retirement actual shares, either in a lump sum or over a period not to exceed fifteen years. In accordance with the plan, each participant's account was credited with xxx share units on January 2, 2002. The aggregate number of share units accumulated by each nonemployee director from the inception of the plan in 1988 appears in the "Common Stock Units" column in the table under the heading "Security Ownership of Directors and Executive Officers" on page X.

         The Company maintains a Nonemployee Directors' Death Benefit Plan pursuant to which a director's beneficiary receives a $250,000 lump sum benefit if death occurs after the directorship terminates, or $25,000 per year for ten years if death occurs prior to termination. To participate in the plan, a director must agree to contribute $600 per year for a maximum of ten years. The Company maintains life insurance to fund the cost of the plan. All nonemployee directors participate in this plan.





                         INTRODUCTION TO AMENDMENTS
                TO THE RESTATED CERTIFICATE OF INCORPORATION
                 AND CORRESPONDING AMENDMENTS TO THE BYLAWS
                        PROPOSALS 2, 3, 4, 5, AND 6

         The Board of Directors believes that, first and foremost, the purpose of the Company's corporate governance mechanisms is to ensure fair and equitable treatment for all stockholders. Consequently, from time to time, the Board of Directors reviews the Company's corporate governance mechanisms. The Board of Directors believes proposals 2, 3, 4, 5, and 6 (the "Amendments"), and the resulting proposed amendments to the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate"), are in the long-term best interests of the Company and serve to promote the fair and equitable treatment of all stockholders. The Board of Directors also believes that the proposed Amendments will modernize the corporate governance structure of the Company as they include a number of the corporate governance elements commonly being used by other public companies.

         In addition, the Amendments are intended to facilitate the implementation of these governance mechanisms and to encourage persons seeking to acquire control of the Company to initiate any such efforts through negotiations directly with the Company's Board of Directors. The Board of Directors believes that the Amendments will help give the Board of Directors the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner which assures the fair and equitable treatment of the Company's stockholders. The Amendments are also intended to increase the bargaining leverage of the Board of Directors, on behalf of the Company's stockholders, in any negotiations concerning a potential change of control of the Company. The Amendments may, however, make more difficult or discourage a proxy contest and thus could increase the likelihood that incumbent directors will retain their positions. The Amendments, if they are adopted, could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company even though such attempt might be beneficial to the Company's stockholders.

         The Board of Directors has observed that certain tactics, including proxy fights, hostile tender offers and "greenmail," have become relatively common in modern takeover practice. The Board of Directors considers such tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its stockholders. In particular, such tactics frequently represent an attempt to acquire a corporation in the marketplace at an unfairly low price. The Amendments are being submitted for stockholder approval to better position the Company to address such tactics.

         The Amendments are not being recommended in response to any specific effort of which the Company is aware to accumulate the Company's Common Stock or Class B Common Stock or to obtain control of the Company but rather are being recommended as part of the Board of Director's periodic review of the Company's corporate governance mechanism, to modernize these mechanisms and to assist in assuring fair and equitable treatment of the Company's stockholders in hostile takeover situations. The Board of Directors has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of the Company.

                  Existing Corporate Governance Structure

         Restated Certificate of Incorporation. The Restated Certificate contains few provisions intended by the Company to have, or to the knowledge of the Board of Directors having, an antitakeover effect. The Restated Certificate currently authorizes the issuance of 400,000,000 shares of Common Stock, 80,000,000 shares of Class B Common Stock and 20,000,000 shares of Preferred Stock. This authorized and available Common Stock and Preferred Stock (but not Class B Common Stock) could (within the limits imposed by applicable law and the rules of the New York Stock Exchange) be issued by the Company, generally without further stockholder approval, and used to discourage a change in control of the Company. For example, the Company could privately place shares with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, shares of Common Stock and Preferred Stock may be issued in the event that the rights issued in connection with the Company's Rights Plan described below are exercised.

         The Class B Common Stock authorized by the Restated Certificate has powers, preferences, rights, qualifications, limitations and restrictions which are essentially identical to the Common Stock, except for certain voting and transfer features. At each annual or special meeting of stockholders, for most matters submitted to stockholders for a vote, each holder of Common Stock is entitled to one (1) vote for each share of Common Stock held by such holder and each holder of Class B Common Stock is entitled to ten (10) votes for each share of Class B Common Stock held by such holder. As of January 15, 2002, there were [XX] stockholders of record holding Common Stock and [o] stockholders of record holding Class B Common Stock. The holders of Class B Common Stock represent less than 10% of the total stockholders of record, but currently control approximately [xx%] of the vote on most matters submitted to stockholders and can effectively veto certain other matters for which the holders of both Common Stock and Class B Common Stock have a class vote. Pursuant to the Restated Certificate, the following matters submitted to a vote require the approval of the holders of Common Stock and Class B Common Stock, each voting separately as a class: (i) any merger or consolidation of the Company with or into another corporation, (ii) any sale of substantially all the assets of the Company,
(iii) any dissolution of the Company and (iv) any amendment to the provision of the Bylaws regarding the composition of the Board of Directors , such provision states that a majority of the Board of Directors must consist of independent directors. As is the case with certain other provisions of the Restated Certificate, the class vote on such matters requires a 66 2/3% supermajority vote. Article EIGHTH also provides that the affirmative vote of the holders of 66 2/3% of the outstanding shares of stock of the Company (considered as one class) is required to approve (a) any merger or consolidation of the Company with or into another corporation or (b) any sale of all or substantially all of the assets of the Company.

         Rights Plan. On May 23, 2001, the Board of Directors adopted a shareholder rights plan (the "Shareholder Rights Plan") pursuant to which the Company distributed a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock and Class B Common Stock. Each Right entitles the registered holder to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock, no par value per share (the "Preferred Shares"), of the Company at a purchase price of $250.00 per one one-thousandth of a Preferred Share. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. Accordingly, the Rights may deter an unsolicited takeover attempt by increasing the costs of such attempt. The description and terms of the Rights are set forth in a Rights Agreement, dated June 1, 2001, between the Company and EquiServe, L.P., as rights agent, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form 8-A and current report on Form 8-K.

         Bylaws. The Board of Directors recently adopted Bylaw amendments in furtherance of its intent to modernize the Company's corporate governance mechanisms, ensure the fair and equitable treatment of all stockholders and, in the event of a hostile takeover attempt, to moderate the pace of change in management and directors of the Company and thereby to enhance the likelihood of continuity and stability in the direction and policies of the Company. Nevertheless, these Amendments may be considered to contain anti-takeover provisions. Those provisions (i) impose advance notice requirements for stockholder nominations to the Board of Directors and stockholder proposals, (ii) allow the Board of Directors to designate the annual meeting date without restriction, (iii) allow the Board of Directors to dictate the conduct of stockholder meetings and (iv) shorten the notice period for calling a special meeting of the Board of Directors. These Bylaw provisions could enable the Company to delay undesirable stockholder actions to give the Company necessary time and information to adequately respond.

         The Amendments are permitted by Delaware law and are consistent with the rules of the New York Stock Exchange on which the Company's Common Stock is traded. The Amendments are not the result of any specific efforts of which the Company is aware to obtain control of the Company. Other than what is contained in this Proxy Statement, the Board of Directors does not contemplate recommending the adoption of any further amendments to the Restated Certificate or Bylaws of the Company that would affect the ability of third parties to effect a change in control of the Company. However, the Board of Directors may wish in the future to review the advisability of adopting other measures that may effect takeovers in the context of applicable law and judicial decisions.

         The Company's Board of Directors unanimously recommends the approval of the Amendments. Members of the Board of Directors who control approximately [o]% of the vote at this Annual Meeting intend to vote their shares of Common Stock and Class B Common Stock FOR the Amendments.

                   DESCRIPTION OF THE PROPOSED AMENDMENTS

         The Amendments described in Proposals 2, 3, 4, 5, and 6 are contained within the Second Restated Certificate of Incorporation set forth in Appendix A to this Proxy Statement, in substantially the form in which they will take effect if the Amendments are approved by the stockholders. Corresponding amendments to the Bylaws are set forth in Appendix B to this Proxy Statement, in substantially the form in which they will take effect if the Amendments are approved by the stockholders. The following description of the Amendments is qualified in its entirety by reference to Appendices A and B.

                                 PROPOSAL 2
                APPROVAL OF A CLASSIFIED BOARD OF DIRECTORS
                            (ARTICLE THIRTEENTH)

         The Company's Board of Directors unanimously recommends the approval of the proposed addition of a new Article THIRTEENTH to the Restated Certificate to provide for the classification of the Board of Directors into three classes of directors with staggered terms of office, including corresponding amendments to the Bylaws.

         The Company's Bylaws now provide that all directors are to be elected annually for a term of one year. Delaware law permits provisions in a company's certificate of incorporation or bylaws approved by stockholders that provide for a classified board of directors. The proposed classified board amendment to the Restated Certificate and conforming amendments to the Bylaws would provide that directors will be classified into three classes, as nearly equal in number as possible. One class would hold office initially for a term expiring at the 2003 annual meeting; another class would hold office initially for a term expiring at the 2004 annual meeting; and another class would hold office initially for a term expiring at the 2005 annual meeting. At each annual meeting following this initial classification and election, the successors to the class of directors whose term expire at that meeting would be elected for a term of office to expire at the third succeeding annual meeting after their election or until their successors have been duly elected and qualified. See "Election of Directors" on page 2 of this Proxy Statement, as to the composition of each class of directors if this proposal is adopted.

         The Board of Directors believes that the staggered election approach facilitates continuity and stability of leadership and policy by helping ensure that at any given time a majority of the directors will have prior experience as directors of the Company and will be familiar with its business and operations. This permits more effective long-term strategic planning. And promotes the creation long-term value for the stockholders of the Company.

         The proposed classified board amendment will extend the time required to effect a change in control of the Board of Directors through the election of directors and may discourage hostile takeover bids for the Company. Currently, a change in control of the Board of Directors can be completed by stockholders holding a majority of the votes cast at a single annual meeting. If the Company implements a classified board of directors, it will take at least two annual meetings for even stockholders holding a majority of votes cast to effectuate a change in control of the Board of Directors, because only a minority of the directors will be elected at each meeting.

         Under Delaware law, directors chosen to fill vacancies on a classified board hold office until the next election of the class for which such directors have been chosen, or until their successors are elected and qualified. Delaware law also provides that, unless the certificate of incorporation provides otherwise, directors serving on a classified board of directors may be removed only for cause. The Company's Restated Certificate, containing the new Article THIRTEENTH, will not provide otherwise. Accordingly, if the classified board proposal is approved by the stockholders, directors will be permitted to be removed only for cause by the affirmative vote of holders of at least a majority of the outstanding shares of Common Stock and Class B Common Stock, voting as a single class. Presently, all directors of the Company are elected annually and all of the directors may be removed, with or without cause, by a majority vote of the outstanding shares of the Common Stock and Class B Common Stock, voting as a single class. Cumulative voting is not authorized by the Restated Certificate.

                                 Advantages

         The classified board proposal is designed to assure continuity and stability in the Board of Directors' leadership and policies by ensuring that at any given time, a majority of the directors will have prior experience with the Company and therefore will be familiar with its business and operations. While the Company has not experienced such continuity problems in the past, the Board of Directors wishes to ensure that this experience will continue. The Board of Directors believes that the classified board proposal will assist the Board of Directors in protecting the interests of the Company's stockholders in the event of an unsolicited offer for the Company. The Board of Directors also believes that this stability helps promote the creation of long-term stockholder value and, as is the case with certain of the other proposed amendments, the Board of Directors believes this will encourage any potential acquirer to negotiate directly with the Board of Directors, thereby giving the Board the added leverage in such negotiations.

                               Disadvantages

         The classified board proposal may increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of the Board of Directors, even if the takeover bidder were to acquire a majority of the voting power of Company's outstanding Common Stock and Class B Common Stock, and could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. The classified board proposal will also make it more difficult for the stockholders to change the composition of the Board of Directors even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of the Board of Directors, the classified board proposal will tend to perpetuate present management. Without the ability to obtain immediate control of the Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of the Company.

                               Required Vote

         In order to be adopted, this proposal must receive the affirmative vote of the holders of the Common Stock and Class B Common Stock, voting together as a single class, who in the aggregate hold a majority of the votes eligible to be voted at the Annual Meeting.

 YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.



                                 PROPOSAL 3
                    REQUIREMENT THAT STOCKHOLDER ACTION
                   BE TAKEN AT A MEETING (ARTICLE NINTH)

         The Company's Board of Directors unanimously recommends the approval of the addition of a new Article NINTH to the Restated
Certificate, including corresponding amendments to the Bylaws, which would require that all stockholder action be taken at a stockholders' meeting.

         Under Delaware law, unless a corporation's certificate of incorporation provides otherwise, any action required or permitted to be taken by stockholders may be taken without a meeting and without a stockholder vote if a written consent setting forth the action to be taken is signed by stockholders having the requisite voting power necessary to authorize such action at a stockholders' meeting.

         The Board of Directors firmly believes that a publicly owned corporation should afford all of its stockholders an equal opportunity to participate in a meeting where stockholder action is proposed to be taken. The Company's Restated Certificate currently does not prohibit the taking of stockholder action by written consent. Proposed Article NINTH of the Restated Certificate would require all stockholder action be taken at an annual meeting or special meeting of the stockholders, and would prohibit stockholder action by written consent. Under the Company's Bylaws, the annual meeting of stockholders is called by the Board of Directors. Under the Company's Restated Certificate, special meetings of the stockholders may only be called by a majority of the whole Board of Directors, the Chairman of the Board of Directors, the President of the Company or by the President or the Secretary of the Company upon the written request of the holders of 66 2/3% or more of all the outstanding shares of stock of the corporation of each class entitled to vote in elections of directors (considered as one class). Consequently, this amendment would permit the Board of Directors to delay, until the next annual meeting or a special meeting of the stockholders, action favored by the holders of a majority but less than 66 2/3% of the outstanding stock. However, in the case of a publicly held corporation with numerous stockholders, such as the Company, action without a stockholders' meeting would, as a practical matter, be available to only a limited number of stockholders acting in concert, and not to the Company's stockholders in general.

                                 Advantages

         The provisions eliminating stockholder action by written consent would give all of the Company's stockholders the equal opportunity to participate fully in a meeting where stockholder action is proposed to be taken. The Board of Directors believes that eliminating the written consent procedure would prevent sudden stockholder action to remove the entire Board of Directors and would assist the Board of Directors in preserving its ability to negotiate directly with a potential takeover bidder on behalf of the Company's stockholders, thus fostering the fair and equitable treatment of all stockholders.

                               Disadvantages

         The provisions eliminating stockholder action by written consent would preclude action by written consent of the stockholders even if the holders of a majority, but less than 66 2/3%, of the voting power of the Company's outstanding Common Stock and Class B Common Stock believed such action to be in their best interests.

                               Required Vote

         In order to be adopted, this proposal must receive the affirmative vote of the holders of the Common Stock and Class B Common Stock, voting together as a single class, who in the aggregate hold a majority of the votes eligible to be voted at the Annual Meeting.

 YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 3.



                                 PROPOSAL 4
                 APPROVAL OF PROVISION LIMITING THE SIZE OF
                  THE BOARD OF DIRECTORS (ARTICLE TWELFTH)

         The Company's Board of Directors unanimously recommends the approval of the proposed addition of new Article TWELFTH to the Restated Certificate to limit the size of the Board of Directors to between three
(3) and eleven (11) members, including corresponding amendments to the Bylaws. The proposed Article TWELFTH would also give the Board of Directors the authority by resolution, to specify the number of directors which constitute the whole Board within the range specified by the affirmative vote of two-thirds of the directors then in office.

         The size of the Board of Directors is currently governed by
Section 3.2 of the Bylaws, which provides that the number of directors which shall constitute the whole Board shall not be less than three nor more than twelve. Section 3.3 of the Bylaws provides that the limitations specified in Section 3.2 within which the number of directors is to be determined may be changed at any time by amendment of the Bylaws by the directors or by the stockholders at any meeting of the stockholders. Accordingly, stockholders owning shares representing a majority of the votes entitled to be cast at a meeting have the ability to increase the number of directors of the Board, which can create an opportunity for a substantial stockholder to "stack" the Board with directors representing such stockholder's interests and not the long-term best interests of the Company and the other stockholders.

         The proposed amendment may extend the time required to effect a change in control of the Board of Directors through the election of directors. Currently, a change in control of the Board of Directors can be completed by stockholders holding a majority of the votes cast at a single annual meeting. If the Company adopts this proposed amendment and the classified board proposal described in Proposal 2, it will take at least two annual meetings for even a substantial stockholder to effectuate a change in control of the Board of Directors. A substantial stockholder will not be able to increase the size of the whole Board. This, coupled with the fact that the Board would be staggered, would mean that only a minority of the directors will be elected at each meeting.

                                 Advantages

         Specifying in the Restated Certificate the range in which the entire Board is permitted to be set would effectively limit a substantial stockholder's ability to increase the size of the Board solely for the purpose of gaining control of the Company. But, consistent with the Amendments as a whole, this Proposal 4 should encourage a takeover bidder to negotiate directly with the Board of Directors. This ensures the fair and equitable treatment of all stockholders.

                               Disadvantages

         Because this proposal, in conjunction with the classified board proposal described in Proposal 2, will increase the amount of time required for a substantial stockholder to obtain control of the Company without the cooperation of the Board of Directors, it will tend to discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests.

                               Required Vote

         In order to be adopted, this proposal must receive the affirmative vote of the holders of the Common Stock and Class B Common Stock, voting together as a single class, who in the aggregate hold a majority of the votes eligible to be voted at the Annual Meeting.

 YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 4.



                                 PROPOSAL 5
               APPROVAL OF CHANGE TO AUTOMATIC CLASS B COMMON
        STOCK CONVERSION TRIGGER (ARTICLE FOURTH, PARAGRAPH (d)(8))

         The Company's Board of Directors unanimously recommends the approval of the proposed change to Article FOURTH, Paragraph (d)(8) of the Restated Certificate to provide for the automatic conversion of the Class B Common Stock into Common Stock only in the event that the number of outstanding shares of Class B Common Stock falls below 10% of the total number of outstanding shares of Common Stock and Class B Common Stock, in the aggregate.

         The Restated Certificate now provides that all shares of Class B Common Stock automatically convert into shares of Common Stock upon the occurrence of either of one of two events, one of which is the approval by the Board of Directors and the holders of a majority of the outstanding shares of Class B Common Stock. The other event triggering an automatic conversion occurs when the aggregate number of shares of Class B Common Stock beneficially owned by the "William Wrigley Entities" falls below 18% of the total number of outstanding shares of Common Stock and Class B Common Stock.

         The Board of Directors believes it is not equitable that the holdings of a particular shareholder group holding less than all of the outstanding shares of Class B Common Stock can cause the entire group of shareholders holding Class B Common Stock to have their Class B Common Stock converted into Common Stock. Since 1986 when the Class B Common Stock was authorized and issued to all stockholders, including the "William Wrigley Entities," and the holders of all shares of Class B Common Stock was known, the holdings of the persons and entities which comprised the "William Wrigley Entities" in 1986 has been dispersed. As a result, it is difficult for the Company to track the current automatic conversion trigger. Also, the number of persons and entities which now comprise the "William Wrigley Entities" who hold their shares of Class B Common Stock in street name through a broker has proliferated since 1986. An automatic conversion trigger which simply looks at the number of outstanding shares of Class B Common Stock is much more manageable for the Company and fair for all stockholders, especially the holders of Class B Common Stock.

                                 Advantages

         The change to the automatic Class B Common Stock conversion trigger proposal should ensure that the holdings of a particular shareholder group holding less than all of the outstanding shares of Class B Common Stock cannot have a disproportionate impact on the holdings of the entire group of shareholders holding Class B Common Stock. In addition, the proposal is designed to create an automatic conversion trigger which is administratively easy for the Company to manage and for all stockholders to monitor.

                               Disadvantages

         Changing the automatic Class B Common Stock conversion trigger could result in the Class B Common Stock being outstanding for a longer period of time. Pursuant to the current trigger, a few substantial holders of Class B Common Stock, by converting their shares into Common Stock, could cause the entire group of shareholders holding Class B Common Stock to have their shares converted into Common Stock..

                               Required Vote

         In order to be adopted, this proposal must receive the affirmative vote of the holders of the Common Stock and Class B Common Stock, voting together as a single class, who in the aggregate hold a majority of the votes eligible to be voted at the Annual Meeting.

 YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 5.



                                 PROPOSAL 6
              APPROVAL OF ELIMINATION OF CLASS B COMMON STOCK
            SUNSET PROVISION (ARTICLE FOURTH, PARAGRAPH (d)(9))

         The Company's Board of Directors unanimously recommends the approval of the proposed change to Article FOURTH, Paragraph (d)(9) of the Restated Certificate to eliminate the sunset provision for the Class B Common Stock.

         The Class B Common Stock was initially issued for a ten-year term that expired on April 1, 1996. The Class B Common Stock has been renewed for two additional terms of five-years each, with the current term expiring on April 1, 2006. The Class B Common Stock renews for additional five-year terms unless, prior to the end of its then current term, the Board of Directors determines to not renew it, in which case it automatically converts into Common Stock.

         The sunset provision could create instability in the capital structure of the Company every five-years as potential bidders for control of the Company could attempt to influence the Board of Directors' decision regarding whether it is advisable to convert the Class B Common Stock into Common Stock. Such instability could put the voting structure of the Company into doubt every five-years and have a significant destabilizing effect on the Company.

                                 Advantages

         The elimination of the Class B Common Stock sunset provision proposal is designed to ensure that the voting structure of the Company is not subjected to possible instability every five-years. By eliminating this possible instability, it will also increase certainty in the Company's capital structure

                               Disadvantages

         Removal of an additional mechanism to convert the Class B Common Stock into Common Stock could result in the Class B Common Stock being outstanding for a longer period of time.

                               Required Vote

         In order to be adopted, this proposal must receive the affirmative vote of the holders of the Common Stock and Class B Common Stock, voting together as a single class, who in the aggregate hold a majority of the votes eligible to be voted at the Annual Meeting.

 YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 6.



                                 PROPOSAL 7

            APPROVAL OF AMENDMENT TO THE WM. WRIGLEY JR. COMPANY
                       1997 MANAGEMENT INCENTIVE PLAN

         At the 1997 Annual Meeting, the stockholders approved the Wm. Wrigley Jr. Company 1997 Management Incentive Plan (the "MIP").

         The MIP is designed to keep the Company competitive with other employers, to foster and promote the long-term financial success of the Company and to increase stockholder value by providing key employees with the opportunity to participate with the stockholders in the long-term growth and profitability of the Company. It enables the Company to retain and attract key employees possessing outstanding abilities, and to motivate key employees through performance-related incentives to achieve both current and long-term performance goals. The Company believes that the MIP has met and continues to meet its design objectives.

         Under the MIP as adopted by stockholders in 1997, the maximum number of authorized shares of Common Stock that may be issued under the MIP is 10,000,000 (after the 2-for-1 stock split in 2001). As of December 31, 2001, approximately X,xxx,xxx shares have been granted, awarded or issued under the MIP, and approximately xxx,xxx remain to be granted, awarded or issued. As a result of the limited number of shares of Common Stock remaining available for the MIP, stockholders are being requested to authorize 10,000,000 additional shares of Common Stock to cover anticipated awards to be granted by the Company in the future under the plan.

         In addition, stockholder approval of this Proposal 7 will constitute reapproval of (i) the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended, may be used under the MIP, and approval of the amendments to specific sections of the MIP with respect to Section 162(m), such as (ii) the annual per-participant limit of 15% of the total number of shares of Common Stock authorized under the MIP with respect to stock options and stock appreciation rights, (iii) the per-participant limit of annual incentive compensation to be the lesser of xxx% of the participant's annual rate of salary and $x,xxx,xxx, (iv) the per-participant aggregate limit of restricted stock awards of xxx,000 shares, and (v) the per-participant limit on incentive compensation awarded not pursuant to the MIP of $xxx,000 annually (See Section 9.3 of the Amended MIP as set forth in Appendix C of this Proxy Statement). This reapproval is required every five years in order for such grants and awards to continue to be treated as qualified performance-based compensation under Section 162(m) and therefore to be fully deductible by the Company.

         A brief description of the MIP as proposed to be amended is set forth below and is qualified in its entirety by reference to the complete text of the MIP, a copy of which is attached hereto as Appendix C.

         Key employees of the Company, and subsidiaries in which the Company owns a majority of the voting stock, are eligible to receive awards under the MIP. The Company currently has approximately xxx key employees who would be eligible to receive awards under one or more programs under the MIP. Awards under the MIP may be stock awards, share units, money credits, stock options, stock appreciation rights, performance units, performance awards, annual or long-term incentive compensation awards or a combination thereof.

         In 1997, the Board determined that a maximum of 10,000,000 (post-split) shares of the Company's Common Stock would be issued pursuant to all grants made under the MIP, as may be adjusted pursuant to the terms of the plan. Since then, the Company has recognized the value of equity incentive compensation in driving organizational performance, and implemented a stock option program, and otherwise increased the use of equity incentive compensation. Consequently, the shares of Common Stock originally authorized have been used at a faster rate than initially contemplated. It is for this reason that the Company is asking the stockholders to increase the number of shares authorized under the MIP. If the amendment to the MIP is approved by the stockholders, the MIP will continue for several more years and the Company will continue to administer the MIP as before. If the stockholders do not approve the amendment to the MIP, the Company will likely ask the stockholders for a new plan at the next annual meeting. Awards and grants made under the MIP will not be affected by whether or not this proposed amendment to the MIP is approved.

         The MIP contemplates the use of shares purchased on the open market, treasury shares, the issuance of authorized but unissued shares of the Company's Common Stock, or a combination thereof. Shares subject to grants which, by reason of the expiration, cancellation or other termination of such grants prior to issuance of shares thereunder, and shares subject to certain restrictions that are forfeited after their issuance, are not deemed to be issued and will again be available for future grants. During the term of the MIP, no participant can receive stock options or freestanding stock appreciation rights relating to shares of Common Stock that in the aggregate exceed 15% of the total number of shares of Common Stock authorized pursuant to the MIP.

         The Compensation Committee of the Board (the "Compensation Committee") administers the MIP and the underlying programs (the "Programs"). With respect to awards that are intended to comply with
Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code") or Rule 16b-3 ("Rule 16b-3") of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, the Compensation Committee will meet the requirements of Section 162(m) and Rule 16b-3, with respect to being comprised of disinterested, independent directors.

         Subject to the terms and limitations of the MIP itself, the Compensation Committee is authorized, among other things, to interpret and administer the MIP; to determine the type of awards to be made and to develop specific guidelines governing each award category; to establish selection guidelines and to choose key employees who are eligible for participation in the MIP; to determine the number of shares of Common Stock, and to establish, when necessary, the basis on which the fair market value of the shares covered by grants under the MIP is measured; to establish the conditions, form, time, manner and terms of payment of any award; to fix restrictions and forfeiture provisions; and to establish the time and conditions of vesting or exercise and the conditions, if any, under which vesting or exercise may be accelerated. The Compensation Committee may, in its discretion, delegate to the Chief Executive Officer of the Company the authority to select and make grants to eligible key employees of the Company not subject to Section 16b-3.

         The Board may amend or terminate the MIP or any of its Programs except that, unless otherwise determined by the Board, no amendment may be made without stockholder approval if such approval would be required to comply with any applicable provisions of Section 162(m) or Rule 16b-3, or any successor to the foregoing. The MIP became effective January 1, 1997, after stockholder approval on March 5, 1997, and will terminate ten years after the effective date unless the Board terminates it earlier. Any amendment or termination of the MIP may not adversely affect any award granted to a participant prior to such amendment or termination.

         The Company may make such provisions as it may deem appropriate for the withholding of any taxes due on any award or distribution under the MIP, including permitting participants to authorize the Company to withhold shares of Common Stock earned with respect to any grant or award.

         The following are brief descriptions of the various types of awards that may be granted under the MIP at the discretion of the Compensation Committee:

                  Stock Awards. Stock awards may be either in the form of performance awards or fixed awards. Performance awards are awards granted in terms of a stated potential maximum number of shares of Common Stock, with the actual number earned to be determined by reference to the level of achievement of corporate, group, division, individual or other specific objectives over a period or periods of not less than one or more than ten years. Fixed awards are awards granted that are not contingent on the performance of objectives, but are contingent upon the participant's continuing in the employ of the Company, rendering consulting services or refraining from competitive activities for a period of not less than one year. Awards may be paid in the form of shares of Common Stock or cash, or in such combination thereof as the Compensation Committee shall determine. If shares of restricted stock (i.e., shares subject to certain restrictions) are issued pursuant to an award, the participant will, unless otherwise determined by the Committee, have the right to vote the shares and receive dividends thereon from the date of issuance, unless and until forfeited.

                  Share Units. Share units may be credited to a participant, each of which is equivalent to a share of Common Stock except for the power to vote and the entitlement to current dividends. With respect to share units credited to a participant, amounts equal to dividends otherwise payable on a like number of shares of Common Stock may, in the discretion of the Compensation Committee, be paid directly to the account of the participant as and when dividends are paid, or be converted into additional share units which are credited to the participant and held until later forfeited or distributed. Share units may be distributed to the participant in cash, shares of Common Stock or a combination thereof, as the Compensation Committee deems appropriate.

                  Money Credits. Money credits may be credited to a participant in units of a dollar or a fraction thereof. A money account is established for the participant which is credited with interest equivalents on amounts previously credited to the account, or an amount equal thereto is paid directly to the participant, on a calendar quarter basis, compounded at such rate as the Compensation Committee may determine from time to time. Money credits may be distributed to the participant in the form of cash, shares of Common Stock or a combination thereof, as the Compensation Committee deems appropriate.

                  Stock Options. Stock options may be granted under the MIP and may either be "incentive stock options," as defined in the Code, or non-statutory options, and, at the discretion of the Compensation Committee, may include a reload feature. No options may be exercisable more than ten years after the date of grant. The per share option price may be not less than 100% of the fair market value at the time the option is granted, unless otherwise determined by the Compensation Committee. Upon exercise, the option price and, if the Compensation Committee deems appropriate, any withholding tax required by law, may be paid by the participant in cash, in shares of Common Stock having a fair market value equal to the option price or the amount of the withholding tax, in a combination of cash and shares or in such other manner as the Compensation Committee deems appropriate.

                  Stock Appreciation Rights. Under the MIP, stock appreciation rights may be granted entitling the grantee to receive cash or shares of Common Stock having a fair market value equal to the appreciation in market value from the date of the grant of a stated number of shares of Common Stock or, in the case of rights granted in tandem with or by reference to a stock option, from the date of grant of the related stock option to the date of exercise. Stock appreciation rights may be granted in tandem with or by reference to a related stock option or independently of any stock option. If a stock appreciation right is granted in tandem with a stock option, the grantee may exercise either the stock option or the stock appreciation right, but not both. Stock appreciation rights are not exercisable more than ten years after the date of grant.

                  Performance Units. Performance units may be granted subject to such terms and conditions as the Compensation Committee in its discretion may determine. The Compensation Committee will establish a dollar value for each performance unit, the performance goals to be attained with respect to a performance unit, the various percentages of performance unit value to be paid out upon the attainment, in whole or in part, of the performance goals and such other performance unit terms, conditions and restrictions as the Compensation Committee deems appropriate. The payment, if any, which is due on a performance unit may be made in the form of cash or shares of Common Stock, or a combination thereof.

                  Incentive Compensation Awards. The Compensation Committee may, as it deems appropriate, establish annual and long-term incentive compensation programs pursuant to which incentive compensation awards may be granted to selected participants, subject to such terms and conditions as the Compensation Committee deems appropriate.

                  Loans. Under the MIP, the Compensation Committee may authorize loans by the Company to participants in connection with the grant of stock awards or other awards or the exercise of options or stock appreciation rights. The interest rate and other terms and conditions of any such loan shall be as determined by the Compensation Committee.

         The performance goals underlying the award opportunities granted under the MIP that are intended to satisfy the requirements of Section 162(m) shall be the performance goals established by the Compensation Committee. Such goals must be met during the applicable performance period as a condition of the participant's receipt of payment (or, in the case of certain stock awards, the lapse of restrictions) with respect to an award opportunity. Payments are based on the attainment of, or degree of exceeding, Compensation Committee established thresholds or targets with respect to one or more, or a combination of, objective business criteria including: earnings per share, return on equity, pre-tax profit, post-tax profit, consolidated net income, stock price, market share, sales, unit sales volume, return on assets, return on invested capital, cash flow, discounted cash flow, economic value added, costs, production, unit production volume or total shareholder return.

         In addition, with respect to awards intended to satisfy the requirements of Section 162(m), in no event shall payment be made with respect to annual incentive compensation awards for any plan year, valued as of the end of such plan year, in an amount that exceeds the lesser of
(i) xxx% of such participant's annual rate of base salary as in effect as of the first day of the applicable plan year, without regard to any optional or mandatory deferral of base salary pursuant to any salary deferral arrangement ("Annual Base Salary") and (ii) $x,xxx,000. In addition, during the 10 year term of the MIP, no participant can receive restricted stock awards relating to shares of Common Stock that in the aggregate exceed xxx,000 shares of Common Stock, as may be adjusted pursuant to the terms of the MIP. Further, with respect to all awards intended to satisfy the requirements of Section 162(m) that are not annual incentive compensation awards, stock options, stock appreciation rights or restricted stock awards, in no event shall payment be made with respect to such awards for any three-year period, valued as of the end of such three-year period, in an amount that exceeds the lesser of 100% of such Participant's Annual Base Salary and $xxx,000.

Federal Tax Consequences

         Under the Code, participants who are granted non-statutory or incentive stock options ("optionee") or stock appreciation rights under the MIP will not be subject to taxation at the time of the grant, nor will the Company be allowed a deduction at the time of grant. If an incentive stock option is exercised within three months following termination of employment (one year in the case of termination of employment for total and permanent disability or until the expiration of the term of the option in the event of termination of employment by death), no income is recognized on the exercise of such option, nor is the Company allowed a federal income tax deduction at the time of exercise. However, the difference between the option price and the fair market value of the shares at the time of exercise will be an item of tax preference for determination of the alternative minimum tax, which is payable if it exceeds the optionee's regular tax. If the optionee subsequently sells the shares at least two years after grant and one year after the date of receipt of the shares following exercise of the option, any gain or loss realized will be treated as long-term capital gain or loss, and the Company will not be entitled to a deduction for income tax purposes. The capital gain (or loss) will be measured by the difference between the selling price of the shares and the option price.

         If, however, an optionee sells any shares acquired pursuant to the exercise of an incentive stock option before the expiration of the requisite holding periods, the optionee will be deemed to have made a "disqualifying disposition" of the shares and will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of (i) the lesser of the fair market value of such shares on the exercise date or the total amount realized on disposition of the shares over (ii) the option price of the shares. In the event of a disqualifying disposition, the Company will be entitled to a federal income tax deduction in the year of disposition of the shares in the amount of the ordinary income realized by the optionee, subject to the application of Section 162(m).

         If a non-statutory stock option is exercised or if an incentive stock option is exercised after expiration of the three-month period following termination of employment (or such longer period as provided in the case of death or disability), the optionee will recognize, as ordinary income, the difference between the option price and the fair market value of the shares at the time of exercise. The Company will receive a federal income tax deduction in the year of exercise of the option in the amount of ordinary income realized by the optionee, subject to the application of
Section 162(m).

         Shares or cash delivered upon the exercise of a stock appreciation right will be treated as taxable compensation to the optionee equal to the cash plus the fair market value of the shares. The Company may generally claim a federal income tax deduction in the amount of compensation to the participant at the time such shares or cash are distributed, subject to the application of Section 162(m).

         Under certain circumstances, directors and officers of the Company who are subject to Section 16(b) of the Securities Exchange Act of 1934 are not taxed at the time of exercise of a non-statutory stock option (or the exercise of an incentive stock option which is treated for tax purposes in the same manner as a non-statutory stock option), but are taxed on the difference between the market value on the earlier of the date of disposition of the shares or the date the Section 16(b) restrictions lapse (usually six months after exercise) and the option price. The optionee may, however, avoid the delay in computing and recognizing the amount of taxable gain by filing with the Internal Revenue Service, within 30 days after receiving the shares, an election to make the computation at the time of receipt of the shares.

         Reference is made to other sections of this Proxy Statement as to amounts paid to the officers and executives named in the Summary
Compensation Table on page xx.

         The benefit or amounts that may be received by or allocated to the participants if the MIP is approved by the shareholders, generally will be discretionary with the Compensation Committee and therefore are not presently determinable. Benefits awarded under the Savings Program, however, will generally be equivalent to five percent of the participant's base salary paid to the participant during the calendar year for which the participant is eligible to participate in the program, or such higher or lower amount as may be determined by the Compensation Committee from time to time. In this regard, the fair market value of awards of restricted stock (prior to any deduction for withholding taxes) made to the named participants in January 2002 for the 2001 Plan year under the Savings Program under the MIP are set forth in column (e) of the Summary Compensation Table on page xx.

         Approval of this Proposal 7 requires the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the Annual Meeting in person or by proxy, voting together as one class.

        YOUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 7.



                                 PROPOSAL 8

            THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP
                          AS INDEPENDENT AUDITORS


         At its meeting of October 24, 2001, the Audit Committee recommended the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 2002. At a meeting of the Board on January 23, 2002, the directors accepted the recommendation of the Audit Committee and appointed Ernst & Young LLP, subject to ratification by the stockholders, to examine the 2002 consolidated financial statements of the Company. Accordingly, the stockholders will be asked to ratify such appointment at the Annual Meeting by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock represented at the Annual Meeting in person or by proxy, voting together as a single class.

         It is expected that representatives of Ernst & Young LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions.

            YOUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE
         APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.



                                 PROPOSAL 9

                            STOCKHOLDER PROPOSAL

         Robert D. Morse, 212 Highland Ave., Moorestown, NJ 08057-2717, owner of record of at least $2,000 worth of shares of Common Stock of the Company, has informed the Company that he intends to introduce the following resolution at the Annual Meeting.

         To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of the Common Stock and Class B Common Stock, voting together as a single class, who in the aggregate hold a majority of the votes eligible to be voted at the Annual Meeting.

         In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Company accepts no responsibility is set forth below.

         RESOLVED: "Management and Directors are requested to change the format of the Proxy Material in the two areas which are not fair to the shareowners: Remove the word 'EXCEPT' and re-apply the word 'AGAINST' in the Vote for Directors column. Remove the statement (if applicable) placed in the lower section announcing that all signed proxies but not voted as to choice will be voted at the discretion of Management."

         REASONS: "This entirely unfair voting arrangement has benefited Management and Directors in their determination to stay in office by whatever means. Note that this is the only area in which an 'AGAINST' choice is omitted, and has been so for about 15 years with no successful objections. Claiming of votes by Management is unfair, as a shareowner has the right to sign 'Present' and not voting, showing receipt of material and only preventing further solicitation of a vote."

         "Since Management claims the right to advise an 'AGAINST' vote in matters presented by Shareowners, I likewise have the right to ask for a vote 'AGAINST' all Company select nominees for Directors until directors stop the practice of excessive extra remuneration for Management other than base pay and some acceptable perks."

         "Please vote 'FOR' this Proposal and 'AGAINST' the Director Proposal as a right. THANK YOU."



     YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST
           THE STOCKHOLDER'S PROPOSAL FOR THE FOLLOWING REASONS

         Your Board of Directors unanimously recommends that the changes to the Company's proxy materials requested by Mr. Morse not be adopted.

         The Board of Directors believes that the first part of the stockholder's request, if adopted, would create a statement in the Company's form of proxy card that would be unintelligible and would be unnecessary. The proposal seeks stockholder approval of a request that the Company "remove the word "EXCEPT" and re-apply the word "AGAINST" in the Vote for Directors column," on the Company's form of proxy card (while the stockholder refers to the "Proxy Material", it is the Company's interpretation that since this statement appears only on the form of proxy card, the reference should be to the form of proxy card for this part of the stockholder's request). In the Company's current form of proxy card, the word "except" appears only once in proximity to the election of directors. The form of proxy card states, "For all nominee(s) except vote withheld from the following:" and then provides a space in which stockholders may list the nominees with respect to whom the security holder chooses to withhold authority to vote. Removing the word "except" and replacing it with the word "against" results in the following statement:
"For all nominee(s) against vote withheld from the following:" The Company could not, and assumes the stockholders in general could not, reasonably determine, the actions required by the inclusion of the statement or any responses to it. Moreover, applicable provisions of the federal proxy rules provide that stockholders be given the opportunity to vote for directors or to have their shares withheld from voting for directors. That is exactly what the Company's proxy materials, including the proxy card, currently provides. Consequently, no changes are required to satisfy the federal proxy rules or to provide stockholders adequate choices.

         With respect to the second part of the stockholder's request, the Board of Directors believes that the removal of the statement announcing that, in the absence of direction from the stockholder, all proxies properly executed will be voted at the discretion of Management, effectively disenfranchises stockholders. The signing of a proxy shows unambiguous and unequivocal evidence of the stockholder's intent to vote its shares despite the fact that no affirmative indication is given as to the manner in which the proxy is to be voted. Moreover, by signing the proxy and not indicating the manner of the vote, the stockholder is evidencing its clear intent to have the shares voted at the discretion of Management. The removal of the statement would, under federal proxy rules, prohibit Management from using its discretionary authority to vote the executed proxies not voted as to choice, thereby usurping the intent of the stockholders to have their shares voted. Management believes this would not be in the best interests of stockholders.

         Finally, both of these provisions have been in the Company's proxy materials, and in the proxy materials of the vast majority of all other public companies, for many years. The proxy system appears to be working well.

         In summary, the first request of Mr. Morse would create an unintelligible, meaningless and unnecessary statement in the proxy card. The second request would effectively disenfranchise those stockholders who wish to grant Management discretion to vote their shares.

 YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 9.



                           EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board (the "Committee") is responsible for establishing the base salary of the Company's President and Chief Executive Officer and for setting and administering the terms and policies of the Company's Management Incentive Plan.

Compensation Principles

         The Committee believes that the most effective executive compensation program is one that provides incentives to achieve specific annual, long-term and strategic goals of the Company, with the ultimate objective of enhancing stockholder value. The Committee believes executive compensation should include cash and equity-based programs that reward performance as measured against these goals. Additionally, the Committee recognizes that the Company operates in a competitive environment and that both performance and compensation should be evaluated to ensure the Company remains competitive and maintains its ability to attract and retain superior key employees.

         Annual incentive-based cash and equity executive compensation is structured to encourage achievement, initiative, innovation, communication and teamwork. Also, ownership and retention of the Company's Common Stock by key employees helps to more directly align their interests with those of the stockholders.

Base Salaries

         The Committee sets the base salary, incentive and any other compensation of the President and Chief Executive Officer. The base salaries of the Company's next four most highly compensated senior executive officers and all other elected officers are determined by the President and Chief Executive Officer. The same principles used in setting the base salary range of the Chief Executive Officer and the other senior executive officers are also used for all other salaried employees to ensure that salaries are fairly and competitively established. Base salary ranges are determined for each position using three criteria: accountability, know-how, and problem-solving ability. These ranges are then compared to independently obtained salary surveys. Base salary ranges are designed so that salary opportunities for a given position will be between 80% and 120% of the competitive average base salaries.

         The Committee administers Mr. Wrigley, Jr.'s salary and receives an annual analysis from the Company's Compensation Manager on all aspects of his remuneration and its relationship to comparative survey data. During its review, the Committee primarily considers the Company's overall performance (including unit sales, earnings growth, and total stockholder return), adherence to the Company's strategic plan, the development of sound management practices, and the succession of skilled personnel. Mr. Wrigley, Jr.'s last increase was effective February 15, 2001.

Management Incentive Plan

         The Wm. Wrigley Jr. Company 1997 Management Incentive Plan (the "MIP"), approved by shareholders at the 1997 Annual Meeting, is a flexible omnibus plan, consisting of several programs (the "MIP Programs") designed to provide the Committee with various cash and equity-based incentive compensation tools to promote achievement by key employees and allow them to participate in the long-term growth and profitability of the Company. (The MIP is proposed to be amended as described in Proposal 7 herein. The MIP as proposed to be amended is set forth in its entirety in Appendix C.) As considered appropriate by the Committee, it may grant participants shares of the Company's Common Stock, share units, stock options, stock appreciation rights, performance units, performance bonuses, or any combination; establish any conditions or restrictions; and provide for deferral pursuant to written elections made by the participants prior to the commencement of a plan year or cycle.

         Any award of stock under the MIP Programs is at the fair market value at the time of the award. Stock grants were awarded by the Committee in January and February 2001, under MIP Programs for 2000 fiscal year performance and the five-year performance cycle ending in 2000, respectively. Awards, if any, to be granted in January or February 2002 for 2001 fiscal year performance or the five-year performance cycle ending in 2001, respectively, will be made under the programs of the MIP described below (or identical programs under the predecessor incentive plan):

                 Executive Incentive Compensation Program. An annual incentive compensation program under the omnibus MIP, the Executive Incentive Compensation Program ("EICP"), and those key employees eligible to participate in the EICP, are considered and approved by the Committee prior to the beginning of each fiscal year.

                 The EICP is designed to encourage initiative and creativity in the achievement of annual corporate, personal and unit goals, and to foster effective teamwork. It also enables the Company, without inflating base salaries, to attract and retain highly skilled managers and competitively reward them with variable performance-measured cash compensation.

                 The EICP adopted for 2001 included various incentive levels based on the participant's accountability and impact on Company operations, with target award opportunities ranging from 20% to 95% of participants base salary. Awards for actual performance, if earned, may range from 50% below to 75% above the established target award.

                 Each participant is assigned performance elements based on the participant's accountability and impact on overall operations. Personal performance for all participants is weighted at 25% of target. An operational performance element, if assigned, may vary from 25 to 50% of target. For all participants, a corporate performance element is also included, which may vary from 25 to 75% of target. In rating the performance of Mr. Wrigley, Jr., the Committee's evaluation is primarily based on corporate performance and his personal performance, as well as his overall effectiveness in guiding the affairs of the Company and progress toward longer-range objectives and strategies.

                 Under the EICP for 2001, the corporate performance element consisted of an increased unit volume goal over the prior year with a relative weight of 25% of the total element, an increased earnings per share goal over the prior year with a relative weight of 50% and a combined return on equity and sales revenue growth goal with a relative weight of 25%. Any awards to be made under the EICP for performance in 2001 will be determined and paid by the Committee in February 2002 and will be reported in the next Proxy Statement.

                 The EICP adopted for 2000 had a corporate performance element consistent with the above but without the combined return on equity and sales revenue growth goal. At its meeting of February 21, 2001 the Committee reviewed all corporate goals for the year ended December 31, 2000 and determined that the award for 2000 performance was above the established target award for the corporate element. Awards made thereunder to the Chief Executive Officer and the next four most highly compensated executive officers are shown in column (d) of the Summary Compensation Table on page XX as 2000 compensation.

                 An EICP for 2002 was approved by the Compensation Committee at its October 24, 2001 meeting. Any awards under the 2002 EICP will be determined in February 2003.

                 Participants may defer all or any part of their EICP award and have such amounts credited to their deferral account as share units or money credits, or a combination of both, in accordance with procedures set forth in the deferred program under the EICP.

                 Long-term Stock Grant Program. The Long-term Stock Grant Program, established in January 1993, provides an opportunity for executive officers and certain other designated key employees to increase their stake in the Company through grants of Common Stock. The program provides participants with target stock grant opportunities ranging in value from 25% to 65% of base salary. Actual awards, if earned, may range from 50% below to 50% above target depending on performance which is measured by comparing the Company's total stockholder return to the total stockholder return for the S&P's 500 Food Group for the applicable performance period. Awards are earned at the target level if the Company's total stockholder return equals the S&P's 500 Food Group total stockholder return for such period. The aggregate value of shares awarded to all participants for a specific period is limited to not more than nine-tenths of one percent (0.9%) of the Company's average annual growth in total stockholder value during any such period.

                 Any shares awarded under this program are held in the Company's custody and restricted as to transfer or sale until one year after the date the shares were awarded, except in cases of retirement, disability, or death. Voting and dividend rights inure to the recipient upon award. Alternatively, prior to any such grant cycle, participants may elect to defer receipt of all or any portion of their awards in the form of share units. After one year following award, participants may transfer any amount deferred to other investment options available under a grantor trust for which Putnam Fiduciary Trust Company is the Trustee.

                 On February 21, 2001 the Committee determined that the performance ratio of the Company's total shareholder return to the total shareholder return for the S&P's 500 Food Group for the five-year cycle 1996-2000 approximately equaled the target level. Awards granted on February 21, 2001 for the 1996-2000 cycle to the Chief Executive Officer and the next four most highly compensated executive officers appear in column (e) of the Summary Compensation Table on page XX as 2000 compensation.

                 Awards, if any, for the five-year cycle 1997-2001, will be determined by the Committee at its meeting in February 2002 and any awards will be reported in the next proxy statement. A grant under this program for the 2001-2005 performance cycle was also approved by the Committee on February 21, 2001 and is indicated in the Long-term Stock Grant Program table on page XX.

                 Stock Award Program. Under this program, EICP participants may be awarded shares of the Company's Common Stock comparable in value to the present value of 1.5% of the participant's average EICP award received in the prior three years multiplied by such participant's years of service, and reduced by the present value of prior awards under this program.

                 Awards granted to the Chief Executive Officer and the next four most highly compensated executives on January 23, 2001 for fiscal year 2000 appear in column (e) of the Summary Compensation Table on page XX as 2000 compensation. Awards for services in 2001 were determined in January 2002 and are reflected in column
          (e) of the Summary Compensation Table on page XX as 2001 compensation.

                 Additionally, those EICP participants who are not eligible to participate in The Wrigley Savings Plan (formerly The Special Investment and Savings Plan for Wrigley Employees, a typical defined contribution plan) are eligible to receive an additional award equal to 5% of their base salary.

                 Participants may elect to receive these benefits in the form of shares of Common Stock and may receive or reinvest dividends thereon, with the shares being retained in the Company's custody and subject to restriction on sale or transfer until one year after termination of employment, unless due to death or retirement. Alternatively, participants may elect to defer all or any portion of this benefit in the form of share units.

                 Wrigley Stock Option Program. The Wrigley Stock Option Program, established in May 1999, provides an opportunity for executive officers and certain key executives to buy and maintain an equity interest in the Company, aligning the optionee's interest with that of stockholders. The value of the options increase only if the share price increases over the grant price.

                 In 2001, XXX,XXX shares were granted at the market price on the date of grant. The majority of the options vest 25% per year over the first four years of the option term and have a ten year term. Options continue to vest according to their terms after termination of employment as a result of death (subject to a one year limitation), disability or retirement.

                 Information regarding stock options granted to or exercised by the Chief Executive Officer and the next four most highly compensated executive officers in 2001 is shown in the tables titled "Option/SAR Grants in Last Fiscal Year" and "Aggregate Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values" on pages XX and XX, respectively, of this proxy statement.

Deductibility of Executive Compensation

         During 2001, the Committee reviewed and considered the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, with respect to compensation paid to the executive officers named in the Summary Compensation Table. And, if Proposal 7 herein is approved by stockholders, the performance goals set forth in the MIP will be reaffirmed thus continuing to permit the deductibility of executive compensation and said Section 162(m). All such compensation paid by the Company during 2001 was fully deductible for federal income tax purposes.


                                                THE COMPENSATION COMMITTEE

                                                Thomas A. Knowlton, Chairman
                                                Howard Bernick
                                                Steven B. Sample
                                                Alex Shumate



Five-year Total Stockholder Return

         The following indexed graph and table indicate the Company's total stockholder return for the five-year period ending December 31, 2001 as compared to the total return for the Standard & Poor's 500 Composite Index and the Standard & Poor's 500 Food Group Index, assuming a common starting point of 100. Total stockholder return for the Company, as well as for the Indices, is determined by adding (a) the cumulative amount of dividends for a given year (assuming dividend reinvestment) and (b) the difference between the share price at the beginning and at the end of the year, the sum of which is then divided by the share price at the beginning of such year. Please note that the graph and table are five-year historical representations and, as such, are not indicative of future performance relative to the Indices.


                         TOTAL STOCKHOLDER RETURNS
                           (Dividends Reinvested)

                                 1996     1997    1998     1998    2000    2001
                                 ----     ----    ----     ----    ----    ----
Wrigley                          100
S&P 500 Composite Index          100
S&P 500 Food Group Index         100




Summary Compensation Table

         The following table sets forth the total cash and noncash compensation in each of the last three years ended December 31 for the Company's Chief Executive Officer and the next four most highly compensated executive officers.


                                                       Annual Compensation (1)             Long-term
                                                       -----------------------           Compensation
                                                                                            Awards
                                                                                            ------
              (a)                       (b)          (c)                 (d)                  (e)                  (f)
   Name and Principal Position                                                          Restricted Stock        All Other
                                                                                           Awards(s)          Compensation
                                        Year       Salary($)        Bonus ($)(2)          ($) (3) (4)            ($) (5)
                                        ----       ---------        -----------           -----------            -------

William Wrigley, Jr. (1)                2001        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx
President & CEO                         2000        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx
                                        1999        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx

Peter R. Hempstead                      2001        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx
Senior Vice-President International     2000        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx
                                        1999        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx

Ronald V. Waters                        2001        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx
Senior Vice President and CFO           2000        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx
                                        1999        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx

Gary McCullough (6)                     2001        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx
Senior Vice President - Americas        2000        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx

Darrell Splithoff (6)                   2001        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx
Senior Vice President - Supply          2000        Xxx,xxx            Xxx,xxx              Xxx,xxx              Xxx,xxx
Chain and Corporate Development





(1) While each of the named executive officers received certain personal benefits in the years shown, the value of these benefits did not exceed, in the aggregate for any executive officer, the minimum reportable amount, except for Mr. Wrigley, Jr. who, in 2001, received personal benefits totaling $xx,xxx, of which $xx,xxx was, pursuant to a resolution of the Board of Directors, for the personal use of the corporate aircraft. Information regarding securities underlying stocks options is set forth on page XX in the table titled "Option/SAR Grants in Last Fiscal Year."

(2) Amounts shown in column (d) are the cash awards to the named individuals under the Executive Incentive Compensation Program (including any amounts deferred). Awards to be paid for 2001 performance, if any, are not determined as of the latest practicable date, and if paid will be reported in the next proxy statement.

(3) The figures in column (e) for 2001 represent the fair market value of awards of stock at the time of the award (prior to any deduction for withholding taxes) under the Stock Award Program. Awards for 2001 under the Long-term Stock Grant Program, if any, are not determined as of the latest practicable date, and if paid will be reported in the next proxy statement.

(4) The figures in column (e) for 2000 and 1999 represent the fair market value of awards of stock at the time of the award (prior to any deduction for withholding taxes) under the former Alternate Investment and Savings Program and the Stock Award Program for 2000 and 1999, respectively, and under the Long-term Stock Grant Program for the five-year performance cycle ending December 31, 2000 and December 31, 1999, respectively. The aggregate number and dollar value of stock (net of any withholding for tax purposes) awarded from the inception of the Stock Award Program, the Long-term Stock Grant Program and through deferral elections under the Management Incentive Plan (and its predecessor) as of December 31, 2001 are as follows:
      William Wrigley, Jr. xx,xxx shares and x,xxx share units ($x,xxx,xxx); Peter R. Hempstead, xxx shares and x,xxx share units ($xxx,xxx); Ronald V. Waters, xxx shares and x,xxx share units ($xxx,xxx), Gary E. McCullough, xxx shares and xxxx share units ($xxx,xxx) and Darrell Splithoff, xxx shares and xxxx share units ($xxx,xxx). All shares of stock or share units vest upon award and are entitled to dividends or dividend equivalents at the same rate as dividends paid on unrestricted shares of the Company's Common Stock. Shares awarded under the Long-term Stock Grant Program are restricted for a period of one year following award. Shares awarded under the Stock Award Program are restricted until one year following termination of employment, unless due to death or retirement.

(5) Includes the value of corporate-paid life insurance premiums under the Senior Executive Life Insurance Plan, interest earned during the year on sums accumulated since 1984 in deferred compensation accounts to the extent such interest was in excess of certain Long-term rates prescribed by the Internal Revenue Code, and certain relocation expenses.

(6)   Messrs. McCullough and Splithoff joined the Company in 2000.

         The Company may provide to key employees who are relocating interest free, fully-secured housing or bridge loans for up to five-years which are generally repaid through regular payroll deductions. At December 31, 2001, the Company had a total of $x,xxx,xxx of loans outstanding to all key employees, including a total of $x,xxx,xxx outstanding to seven officers, four of whom are not named above. Pursuant to the employee housing loan program the following named executive officers relocated and had such a loan outstanding during the prior fiscal year and the highest amount outstanding during the year and the balance at December 31, 2001 was as follows for such officers: Peter R. Hempstead, $xxx,xxx and $xxx,xxx; Ronald V. Waters, $xxx,xxx and $xxx,xxx; Gary E. McCullough, $xxx,xxx and $xxx,xxx, and Darrell Splithoff, $xxx,xxx and $xxx,xxx.



Wrigley Stock Option Program

         The following tables reflect the activity under the Wrigley Stock Option Program during 2001.

                                            Option/SAR Grants in Last Fiscal Year

                                                                                    Potential Realizable Value at
                                                                                Assumed Annual Rates of Stock Price
                                    Individual Grants                               Appreciation For Option Term
                                    -----------------                           ------------------------------------
(a)                            (b)              (c)                (d)              (e)               (f)              (g)
                            Number of       Percent of Total
                            Securities      Options/SARs
                            Underlying      Granted to            Exercise of
                            Options/SARs    Employees In          Base Price     Expiration
Name                        Granted (#)     Fiscal Year (%)       ($/Sh)            Date             5% ($)           10% ($)
----                        -----------     ---------------       -----------    ----------          ------           -------
William Wrigley, Jr.          xx,xxx            x.xx                $48.10         5/23/2010        $x,xxx,xxx       $x,xxx,xxx
Peter R. Hempstead            xx,xxx            x.xx                 48.10         5/23/2010         x,xxx,xxx        x,xxx,xxx
Ronald V. Waters              xx,xxx            x.xx                 48.10         5/23/2010         x,xxx,xxx        x,xxx,xxx
Gary E. McCullough            xx,xxx            x.xx                 48.10         5/23/2010         x,xxx,xxx        x,xxx,xxx
Darrell Splithoff


         Each option has a ten-year term. Generally, twenty-five percent of each option becomes exercisable one year from the date of grant, and each year thereafter until fully exercisable.




                               Aggregate Option/SAR Exercises in Last Fiscal Year and
                                               FY-End Option/SAR Values


                                                                        Number of                        Value of
                                                                  Securities Underlying                 Unexercised
                                                                       Unexercised                     In-The-Money
                                                                      Options/SARs                    Options/SARs at
                                                                  at Fiscal Year-End(#)             Fiscal Year-End($)
                                                                  ---------------------             ------------------
              (a)                     (b)           (c)                    (d)                              (e)
                                    Shares
                                  Acquired On      Value
Name                              Exercise(#)   Realized($)     Exercisable/Unexercisable        Exercisable/Unexercisable
----                              -----------   -----------     -------------------------        -------------------------

William Wrigley, Jr.                   --           --              xx,xxx/  xx,xxx                $xxx,xxx/  $xxx,xxx
Peter R. Hempstead                     --           --              xx,xxx/  xx,xxx                 xxx,xxx/   xxx,xxx
Ronald V. Waters                       --           --              xx,xxx/  xx,xxx                 xxx,xxx/   xxx,xxx
Gary E. McCullough                     --           --              xx,xxx/  xx,xxx                 xxx,xxx/   xxx,xxx
Darrell Splithoff                                                   xx,xxx/  xx,xxx                 xxx,xxx/   xxx,xxx



         The range of grant prices of the options in this table is $xx.xxxx-$xx.xxxx. The closing price of a share of the Company's stock on December 31, 2001 was $xx.xxxx.

Long-term Stock Grant Program

         The following table reflects threshold, target and maximum stock grant opportunities under the Long-term Stock Grant Program for the five-year performance cycle ending December 31, 2005.


                                   Long-term Incentive Plans -- Awards in Last Fiscal Year

                                                                                   Estimated Future Payouts under
                                                                                   Non-Stock Price-Based Plans(1)
                                                                                   ------------------------------
(a)                                     (b)(1)              (c)                   (d)            (e)             (f)
                                                        Performance
                                       Number of         or Other
                                     Shares, Units     Period Until
                                       or Other        Maturation or           Threshold       Target          Maximum
Name                                 Rights(3)(2)         Payout               ($ or #)       ($ or #)        ($ or #)
----                                 ------------      -------------           --------       --------        --------

William Wrigley, Jr.                       --             2001-2005             x,xxx            x,xxx           x,xxx
Peter R. Hempstead                         --             2001-2005             x,xxx            x,xxx           x,xxx
Ronald V. Waters                           --             2001-2005             x,xxx            x,xxx           x,xxx
Gary E. McCullough                         --             2001-2005             x,xxx            x,xxx           x,xxx
Darrell Splithoff                          --             2001-2005             x,xxx            x,xxx           x,xxx


(1) Estimated future payouts are based on the performance ratio of the Company's total stockholder return (stock price appreciation plus reinvested dividends) for the five-year performance cycle to the total return for the Standard & Poor's 500 Food Group Index for the same period. The threshold amount is 50% of the target and the maximum amount is 150% of the target amount. The target also assumes that the individual named remains employed by the Company and in the same position during the 2001-2005 performance cycle.

(2) The number of shares, units or other rights granted in 2001 are set forth under column (e) of this table.


Pension Plan

         The Wrigley Retirement Plan is a qualified, defined benefit, noncontributory pension plan covering substantially all employees of the parent and domestic associated companies. Credited service accrues from the date of employment.

         Retirement benefits are calculated by multiplying the product of 1.5% times the years of service by the final average eligible pay for the three highest consecutive years in the last ten years before retirement, less 1% of the annual primary Social Security benefit multiplied by the years of credited service since January 1, 1976.

         The table below illustrates various estimated annual pension benefits generated by the plan formula, assuming retirement at the plan's normal retirement age, when combined with an estimated annual Social Security benefit of $16,500.

 Eligible                            Years of Service
 Remuner-
  ation           10          20            30            40           50
 --------         --          --            --            --           --

 200,000         44,310       72,720      101,130       129,540      157,950
 250,000         51,810       87,720      123,630       159,540      195,450
 300,000         59,310      102,720      146,130       189,540      232,950
 350,000         66,810      117,720      168,630       219,540      270,450
 400,000         74,310      132,720      191,130       249,540      307,950
 500,000         89,310      162,720      236,130       309,540      382,950
 600,000        104,310      192,720      281,130       369,540      457,950

         Eligible remuneration for officers is only base salary. The current base salary of the Chief Executive Officer and the next four most highly compensated executive officers is set forth in column (c) in the Summary Compensation Table on page XX. The credited years of service as of December 31, 2001 for each named executive officer are as follows: William Wrigley, Jr., 16; Peter R. Hempstead, 2; Ronald V. Waters, 2; Gary E. McCullough, 2; and Darrell Splithoff, 1.

         In August 2001, the Board of Directors approved a Change-in-Control Severance Agreement program designed to promote stability and continuity of senior management in the event the Company were to find itself in a change-in-control environment. The Company and each of the executive officers named in the Summary Compensation Table on page xx of this Proxy Statement, has executed a Change-in-Control Severance Agreement that provides for certain payments to be made to such officers upon a change-in-control of the Company, as defined in such Agreement. Each Agreement provides that upon a change-in-control of the Company, and a termination of employment (except that the Chief Executive Officer may receive benefits, if, during the one-month period commencing on the first anniversary of the change-in-control, he voluntarily terminates his employment with the Company) each officer would receive a lump sum payment equal to three times the sum of the executives then base salary and the highest annual bonus earned in the prior three years; a lump sum payment in an amount sufficient to offset any effects of any excise tax under Section 4999 of the Internal Revenue Code; continuation of welfare benefits for up to three years; payment of awards under any long-term performance plans, pro rata, based on target performance levels; accelerated vesting of all stock options; and three years of credited service under the Company's qualified and non-qualified defined benefit pension plans. Copies of these Agreements were set forth in an exhibit to the Company's Form 8-K filed in August 2001.

         To the extent that an individual's annual retirement income benefit under the plan exceeds the limitations imposed by the Internal Revenue Code of 1986, as amended, and the regulations thereunder, (including, among others, the limitation on annual benefits payable a under qualified plan ($xxx,000 in 2001)), such excess benefits may be paid from the Company's non-qualified, unfunded, noncontributory supplemental retirement plan.


                         AUDIT COMMITTEE DISCLOSURE

         The Audit Committee of the Board is responsible for, among other things, considering the appointment of the independent auditors for the Company, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting, internal controls, compliance with Company policies and meeting periodically with internal and independent auditors. Under the rules of the New York Stock Exchange, all of the members of the Audit Committee are independent.

         In 2000, the Audit Committee approved and adopted an Audit Committee Charter, which was attached to the 2001 Proxy Statement. Fees for the last fiscal year were: Audit - $x,xxx,xxx; audit related - $xxx,xxx; and all other non audit - $x,xxx,xxx

Report of the Audit Committee

         In connection with the December 31, 2001 financial statements, the Audit Committee (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (3) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                                   THE AUDIT COMMITTEE

                                                   Richard Smucker, Chairman
                                                   Howard Bernick
                                                   Melinda A. Rich
                                                   Alex Shumate


             COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         The Company's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York and Chicago Stock Exchanges. Copies of these reports must also be furnished to the Company.

         Based solely on a review of copies of such reports furnished to the Company through the date hereof, or written representations that no reports were required, the Company believes that during 2001 its executive officers, directors and 10% holders complied with all filing requirements.

     STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

         If any stockholder intends to present a proposal to be considered for inclusion in the Company's proxy material in connection with the 2003 Annual Meeting of Stockholders, the proposal must be in proper form and received by the Secretary of the Company on or before October 8, 2002. In addition, if a stockholder intends to present a proposal for action at the 2003 Annual Meeting of Stockholders, the stockholder must provide the Company with notice thereof by December 19, 2002.

                               OTHER BUSINESS

         The Company's management does not know of any other matter to be presented for action at the Annual Meeting. If any other matter should be properly presented at the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their best judgment.

                  Howard Malovany, Vice President, Secretary and General Counsel

Chicago, February 5, 200